Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Vivakor, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	40,000,000(4)	$0.89	$35,600,000	0.0001476	$5,254.56
Total Offering Amounts					$35,600,000		$5,254.56
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$5,254.56

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 40,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) of Vivakor, Inc. (the “Company” or the “Registrant”) that were added to the shares of Common Stock authorized for issuance pursuant to the Vivakor, Inc. 2023 Equity and Incentive Plan (the “2023 Plan”). In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends, and anti-dilution provisions and other adjustment provisions, as provided in the 2023 Plan.
(2)	Rounded up to the nearest cent.
(3)	Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act. The offering price of the shares is based on $0.89, the average of the high and low prices of a share of Common Stock, reported on the Nasdaq Capital Market on February 7, 2024, a date within five business days of the date of this Registration Statement.
(4)	The number of shares reserved under the 2023 Plan will automatically increase on the first day of each fiscal year, starting on January 1, 2024 and continuing through January 1, 2033, in an amount equal to 1,000,000 shares.